AMENDMENT TO INVESTMENT SUB-SUB-ADVISORY AGREEMENT BY AND AMONG INVESCO
                ADVISERS, INC. AND INVESCO ASSET MANAGEMENT LTD.

                       (as Agreed to by JNL Series Trust)

     This AMENDMENT is made by and among INVESCO ADVISERS, INC., a Delaware corporation and registered investment adviser (the "Sub-Adviser"), and INVESCO ASSET MANAGEMENT LTD., a company incorporated in England and Wales, authorized by the Financial Services Authority and a registered investment adviser (the "Sub-Sub-Adviser"), each, a "party."

     WHEREAS, the Sub-Adviser and Sub-Sub-Adviser entered into an Investment Sub-Sub-Advisory Agreement dated as of January 1, 2010 ("Agreement"), whereby the Sub-Adviser appointed the Sub-Sub-Adviser to provide certain sub-investment advisory services to the JNL/AIM Global Real Estate Fund, a series portfolio of JNL Series Trust ("Trust").

     WHEREAS, the Sub-Adviser, Sub-Sub-Adviser, and the Trust have agreed to the following fund name change ("Change"): JNL/AIM Global Real Estate Fund to JNL/Invesco Global Real Estate Fund.

     WHEREAS, the Sub-Adviser, the Sub-Sub-Adviser, and the Trust have also agreed to amend the Agreement for this Change.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the JNL/AIM Global Real Estate Fund with the JNL/Invesco Global Real Estate Fund in all instances of said Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of this 11th day of October, 2010.

INVESCO ADVISERS, INC.

By:	/s/ P. Michelle Grace

Name:	P. Michelle Grace

Title:	Vice President

INVESCO ASSET MANGEMENT LTD.

By:	/s/ G.J. Proudfoot

Name:	G.J. Proudfoot

Title:	Director

JNL SERIES TRUST

By:		/s/ Mark D. Nerud

Name:	Mark D. Nerud

Title:	President and CEO